UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2007

CryoCor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51410	33-0922667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9717 Pacific Heights Boulevard San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 909-2200

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Between August 30, 2007 and September 5, 2007, we developed the current terms of employment, and on September 5, 2007, we entered into an amended and restated employment agreement with Helen S. Barold, M.D., M.P.H., FACC, FHRS, our Chief Medical Officer. The amended and restated employment agreement provides that Dr. Barold is to receive an annual salary of $250,000, which has been her level of compensation throughout 2007. Dr. Barold is also eligible for an annual bonus of up to 25% of her annual base salary, based on corporate objectives to be determined by the Compensation Committee of the Board of Directors. In addition, the amended and restated employment agreement provides that upon a termination of Dr. Barold’s employment without cause, she is entitled to continuation of her base salary for a twelve-month severance period.

The amended and restated employment agreement provides that Dr. Barold will be granted an option to purchase 30,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant. The option will be governed by our 2005 Equity Incentive Plan, a Stock Option Agreement and Grant Notice. 7,500 of the shares subject to the option will vest on the first anniversary after the date of grant and the remaining shares will vest ratably on a monthly basis over the three-year period thereafter. Upon a change in control of our company, 50% of unvested stock option shares then held by Dr. Barold will immediately vest and become exercisable and upon a termination of Dr. Barold’s employment without cause, or a resignation by Dr. Barold with good reason, within 12 months following a change in control of our company, all unvested stock option shares then held by Dr. Barold will immediately vest and become exercisable.

On September 5, 2007, the Compensation Committee of our Board of Directors approved the stock option grant in accordance with the terms of the amended and restated employment agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CryoCor, Inc.

	By:	/s/ Gregory J. Tibbitts
Gregory J. Tibbitts
Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)
Date: September 6, 2007